UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2016

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Dismissal of Derivative Litigation Regarding Non-Employee Director Compensation

As previously disclosed, on September 18, 2015, a stockholder of SolarCity Corporation (“SolarCity” or the “Company”) filed a stockholder derivative action (the “Action”) in the Court of Chancery of the State of Delaware (the “Court”) against the members of SolarCity’s board of directors (the “Company Board”).  The plaintiff asserted claims for breach of fiduciary duty, waste, and unjust enrichment relating to the Company’s non-employee director compensation program that became effective June 2, 2015, under which the Company’s non-employee members of the Company Board receive equity awards and annual cash retainers as compensation for their service on the Company Board and committees of the Company Board (the “Director Compensation Program”).  The plaintiff sought an award of damages to the Company from the members of the Company Board.

The Company believes that the Director Compensation Program is fair and reasonable and the Action is without merit.  Under the program, each non-employee director is paid an annual cash retainer of $20,000 for his or her service on the board of directors; and the non-cash equity awards granted under the program fairly align the non-employee directors’ interests with those of the Company’s stockholders by providing an economic benefit only if the value of the Company’s common stock increases from the date of grant.

Moreover, and as explained in the Definitive Proxy Statement that we filed on April 21, 2016 (the “Proxy Statement”), the equity awards granted during fiscal 2015 under our Director Compensation Program will generally not have any economic value to our board members unless the trading price of our common stock exceeds $62.51 per share.  Only the 3,000 share option award granted to Mr. Kendall in August 2015 in connection with his appointment to our Compensation Committee has an exercise price less than $62.51 per share. Since their grant date, all other awards granted under our Director Compensation Program in fiscal 2015 have been out-of-the-money (with the exception of a single day on which the closing trading price of our stock exceeded the exercise price of the stock options by $0.08).  To date, none of our directors have exercised any stock options granted under the Director Compensation Program.

In the April 21, 2016, Proxy Statement, SolarCity asked its stockholders to approve and ratify the Director Compensation Program challenged by the Action.

On May 4, 2016, SolarCity filed a supplement to the Proxy Statement (the “Supplement”) with additional information about the factors considered by the Company Board in adopting the Director Compensation Program. The information provided in the Supplement was provided following discussions with, and reflected input and comments from, counsel for the plaintiff in the Action.

On June 7, 2016, after having been informed of the Action and plaintiff’s challenge to the Director Compensation Program, a majority of SolarCity’s disinterested stockholders approved and ratified the Director Compensation Program at the 2016 Annual Meeting of Stockholders.  As a result of the vote, the plaintiff conceded that further pursuit of the claims in the Action would be unwarranted, and that he had decided to voluntarily dismiss all claims as moot.

The plaintiff nonetheless informed SolarCity that although he intended to dismiss the Action, he also would seek an award of fees and expenses for his counsel in connection with the benefits purportedly conferred on the Company as a result of the Action, namely, the Company’s decision as a result of the Action to submit the Director Compensation Program for stockholder approval. Although the Company continues to believe that the Action is without merit, that the Director Compensation Program is fair and reasonable, and that neither the Company nor its shareholders benefitted in any way from the filing of the Action, the Company and Plaintiff subsequently engaged in arms-length negotiations concerning the merits and risks of an application for an award of attorneys’ fees and expenses.  These negotiations occurred wholly independent from and subsequent to any discussion about the Plaintiffs’ decision to voluntarily dismiss all claims following the stockholder vote.

After negotiations, and in order to bring final closure to the lawsuit, the Company agreed to resolve the dispute over an award of fees and expenses by paying $150,000 to the plaintiff’s counsel.  The resolution of the fee dispute for $150,000 has not been, and will not be, approved or ruled upon by the Court.  Shortly after the filing of this Current Report on Form 8-K, the parties will file with the Court a stipulation and proposed order that, if entered by the Court, will dismiss the Action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Lyndon Rive
Lyndon Rive
Date: October 31, 2016		Chief Executive Officer